INDEPENDENT AUDITORS' CONSENT


Board of Directors
Airborne Freight Corporation
Seattle, Washington

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Airborne Freight relating to $100,000,000 of notes of our report, dated February 10, 1995, on the consolidated financial statements of Airborne Freight Corporation and subsidiaries appearing on page 16 of the Company's 1994 Annual Report to Shareholders and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and to the reference to us under the heading "Experts" in the Prospectus Supplement and "Experts" in the Prospectus, both of which are part of the Registration Statement. We also consent to the incorporation of our report dated March 27, 1995, on the schedule to such consolidated financial statements contained in such Annual Report on Form 10-K.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Seattle, Washington
July 26, 1995